Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES RECORD SECOND QUARTER REVENUES
OF $25 MILLION AND RECORD QUARTERLY EARNINGS OF $0.14 PER SHARE
Fort Worth, Texas, August 11, 2006 — Virbac Corporation (NASDAQ — VBAC), a leading provider of veterinary products, today announced its earnings for the three and six months ended June 30, 2006. Virbac reported second quarter 2006 net income of $3.2 million on revenues of $24.9 million as compared to second quarter 2005 net income of $2.2 million on revenues of $22.0 million. Diluted earnings per share were $0.14 for the second quarter of 2006 as compared to diluted earnings per share of $0.09 for the second quarter of 2005.
Virbac reported net income of $3.5 million on revenues of $44.6 million for the six months ended June 30, 2006 as compared to net income of $2.4 million on revenues of $41.1 million for the six months ended June 30, 2005. Diluted earnings per share were $0.16 for the six months ended June 30, 2006 as compared to diluted earnings per share of $0.11 for the year ago period.
“We are very pleased with our second quarter operating results and the continued profitability of our business. Our Veterinary division’s revenues were particularly strong, with nearly all product categories within this division reporting increased revenues,” said Dr. Erik Martinez, President and Chief Executive Officer. “We have made a number of new product introductions in both our Veterinary and Consumer Brand divisions during the quarter that have contributed to our improved overall performance,” continued Dr. Martinez. “These product introductions are the result of improvements made to our existing products and the strategic acquisitions we have made. We are excited about the strong performance of our business and will continue to invest in core areas of our business.”
Virbac reported essentially flat overall operating expenses in the second quarter of 2006 as compared to the same quarter in 2005, however overall operating expenses as a percentage of revenues were lower for the three months ended June 30, 2006 as compared to the same period in 2005. Sales and marketing expenses were higher in the second quarter of 2006 as compared to the second quarter of 2005 as a result of increased investments made in marketing and promotional programs. The 2006 second quarter increase in sales and marketing expenses was offset by a second quarter 2006 decrease in general and administrative expenses as compared to the same period in 2005. General and administrative expenses in the second quarter of 2006 included the benefit of the reversal of a previously accrued $500,000 civil penalty the Company had expected to pay in connection with its settlement with the U.S. Securities and Exchange Commission (the “SEC”). As disclosed on June 29, 2006, the Company’s settlement with the SEC did not include a civil penalty and accordingly the Company reversed this accrual.
The following represents a brief summary of Virbac’s operating results for the three months ended June 30, 2006 as compared to the three months ended June 30, 2005:
•	Income per diluted share was $0.14 per share compared to $0.09 per share for the year ago quarter.

•	Revenues were $24.9 million compared to $22.0 million for the year ago quarter.

•	Gross margins were 49 percent compared to 51 percent for the year ago quarter.

•	Operating expenses were $7.8 for both periods presented.

•	Operating income was $4.5 million as compared to $3.5 in the year ago quarter.
The following represents a brief summary of Virbac’s operating results for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005:
•	Income per diluted share was $0.16 per share compared to income per diluted share of $0.11 for the year ago period.

•	Revenues were $44.6 million compared to $41.1 million for the year ago period.

•	Gross margins were 48 percent for both periods presented.

•	Operating expenses were $16.2 million as compared to $15.6 million in the year ago period.

•	Operating income was up to $5.4 million compared to $4.2 million in the year ago period.
A complete copy of Virbac’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 is available on the Company’s web site at www.virbaccorp.com and www.sec.gov. when filed.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® PLUS Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.

Forward — Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding the Company’s ability to comply with financial and other covenants required under the Company’s credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2006	2005
Revenues	$24,915	$22,042
Cost of goods sold	12,587	10,790

Gross profit	12,328	11,252

Operating expenses:
Sales and marketing	4,205	3,843
General and administrative	2,136	2,573
Research and development	766	776
Warehouse and distribution	676	602

Total operating expenses	7,783	7,794

Income from operations	4,545	3,458

Interest expense	(346)	(431)
Other income	48	1

Income before income taxes	4,247	3,028
Provision for income taxes	(1,094)	(863)

Net income	$3,153	$2,165

Basic income per share	$0.14	$0.10

Basic shares outstanding	22,581	22,326

Diluted income per share	$0.14	$0.09

Diluted shares outstanding	22,633	22,795

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Six Months Ended June 30,
	2006	2005
Revenues	$44,642	$41,133
Cost of goods sold	23,110	21,349

Gross profit	21,532	19,784

Operating expenses:
Sales and marketing	8,517	7,378
General and administrative	4,859	5,345
Research and development	1,531	1,685
Warehouse and distribution	1,244	1,146

Total operating expenses	16,151	15,554

Income from operations	5,381	4,230

Interest expense	(660)	(833)
Other income	49	4

Income before income taxes	4,770	3,401
Provision for income taxes	(1,252)	(969)

Net income	$3,518	$2,432

Basic income per share	$0.16	$0.11

Basic shares outstanding	22,561	22,323

Diluted income per share	$0.16	$0.11

Diluted shares outstanding	22,618	22,798

VIRBAC CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$724	$951
Accounts receivable	8,006	5,922
Inventories	10,524	11,862
Prepaid expenses and other current assets	1,432	1,913

Total current assets	20,686	20,648

Property, plant and equipment, net	13,159	12,794
Goodwill, net	3,705	4,006
Intangibles and other assets, net	18,302	18,270

Total assets	$55,852	$55,718

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit and notes payable	$11,820	$8,015
Accounts payable	2,699	2,973
Sales related and product replacement reserves	2,128	2,209
Income taxes payable	788	—
Accrued expenses and checks outstanding	5,370	5,962

Total current liabilities	22,805	19,159

Notes payable	63	7,040
Unearned product license fees	5,195	5,561
Liability related to contingent consideration	1,738	1,738

Total liabilities	29,801	33,498

Shareholders’ equity	26,051	22,220

Total liabilities and shareholders’ equity	$55,852	$55,718

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